Exhibit 99.1   Earnings Release of May 12, 2004



             HENNESSY ADVISORS, INC. REPORTS SECOND QUARTER RESULTS


Novato, CA - May 12, 2004 - Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today reported diluted earnings per share of $.40 for the second quarter ended March 31, 2004, up from $.10 in the prior comparable period or +300.0%. Diluted earnings per share for the six months ended March 31, 2004, were $.71, up from $.24 in the prior comparable period or +195.8%. The results for the quarter ended March 31, 2004 are primarily attributable to increased mutual fund assets under management, derived from acquisition of Lindner Fund assets, increased market valuations and net new investments. As of March 31, 2004, assets under management were $1.314 billion as compared to $1.012 billion last quarter (December 31, 2003), an increase of $301.2 million or 29.7%. During the six months ended March 31, 2004, total assets increased $816.1 million compared to $498.0 million at March 31, 2003, and increase of 163.9%.

"Our strategy of expanding assets under management through acquisitions, while continuing to promote the Hennessy formula-driven approach to mutual fund investing, has resulted in dynamic earnings growth, as planned. We invest for the long-term without emotional reaction to short-term market fluctuations, and we are hopeful for improved worldwide economic conditions in the years to come, which we believe will benefit our business. We anticipate our investors will be pleased with our earnings, and we will continue to pursue strategies designed to grow our assets under management for the benefit of our shareholders."


                             Hennessy Advisors, Inc.
                              Financial Highlights
                                Period to Period


                                                    Three Months Ended
Second Quarter                      March 31, 2004     March 31, 2003    $ Change      % Change
-----------------------------------------------------------------------------------------------
Total Revenue                        $ 2,390,733       $ 1,008,539     $ 1,382,194      137.0%
Net Income                           $   675,772       $   164,458     $   511,314      310.9%
Earnings per share (diluted)         $      0.40       $      0.10     $      0.30      300.0%
Weighted Average number of
shares outstanding                     1,681,654         1,630,996          50,658        3.1%



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

                             Hennessy Advisors, Inc.
                              Financial Highlights
                                Period to Period


                                             Six Months Ended
Second Quarter                     March 31, 2004     March 31, 2003    $ Change      % Change
------------------------------------------------------------------------------------------------
Total Revenue                    $     4,402,251      $   1,963,694    $  2,438,557      124.2%
Net Income                       $     1,200,279      $     394,423    $    805,856      204.3%
Earnings per share (diluted)     $          0.71      $        0.24    $       0.47      195.8%
Weighted Average number of
shares outstanding                     1,688,625         1,630,996          57,629        3.5%

At Period Ending Date             March 31, 2004      March 31, 2003    $ Change      % Change
------------------------------------------------------------------------------------------------
Mutual Fund Assets Under
Management                       $ 1,314,063,783      $ 497,961,897    $816,101,886      163.9%
------------------------------------------------------------------------------------------------



Hennessy Advisors, Inc., located in Novato, CA, is the advisor to five no-load mutual funds, satisfying a variety of investment objectives and risk tolerance levels. Each of the Hennessy Funds employs a unique and powerful money management approach combining superior, time-tested stock selection formulas with unwavering discipline and consistency. The Company serves clients with integrity, honesty and candor. The Hennessy Funds strategies and performance are fully disclosed.


Forward-Looking Statements
--------------------------

Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2003, filed December 22, 2003, with the U.S. Securities and Exchange Commission including, without limitation, the "Risk Factors" section of Management's Discussion and Analysis and Results of Operations. The following factors may affect the actual results of the Company:


        >> Continuing volatility in the equity markets have caused the levels of our assets under management to fluctuate significantly.
        >> Weak market conditions or loss of investor confidence in the mutual fund industry may lower our assets under management and reduce our revenues and income.
        >> We face strong competition from numerous and sometimes larger companies.


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

        >> Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth.
        >> For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        >> For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        >> Business growth through asset acquisitions may not proceed as planned and result in significant expenses adversely affecting earnings.
        >> Retaining the mutual fund assets associated with acquired management contracts may prove difficult and result in lower than expected revenues.
        >> International conflicts and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.


Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.






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